Exhibit 99.1

FOR IMMEDIATE RELEASE	November 1, 2011
Media Contact: Analyst Contacts:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668 Geoffrey Wendt, (602) 250-5643
Web site:	pinnaclewest.com

PINNACLE WEST REPORTS IMPROVED THIRD-QUARTER RESULTS

•            Record-setting temperatures drive higher retail sales

•            Operations and maintenance costs decrease

•            Renewable resource expansion progresses

•            Company expects 2011 earnings near top of guidance range

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $255.4 million, or $2.32 per diluted share of common stock, for the quarter ended September 30, 2011. This result compares with net income attributable to common shareholders of $233.9 million, or $2.14 per diluted share, in the same period a year ago.

“Driven largely by record-setting temperatures, our third-quarter results substantially offset the effects of extremely mild weather in the second quarter. Additionally, the Company effectively controlled costs, and our power plants operated well throughout the summer,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “These factors set our expectations for full-year earnings near the top of our guidance range.”

Regarding new energy resources, Brandt said the Company has made solid progress in developing the first 100-megawatt phase of its AZ Sun Program — Arizona Public Service Co.’s (APS) plan to develop and own utility-scale solar power plants in Arizona. The first of these projects are now delivering 34 megawatts of power to the electric grid. These facilities are the Paloma and Cotton Center plants, which are 17 megawatts each and located in Gila Bend, Ariz. The balance of the first-phase projects are expected to come online between now and 2013. A second 100-megawatt phase of the AZ Sun Program is currently pending approval by the Arizona Corporation Commission.

“We intend to continue working with regulators and other stakeholders to realize our state’s immense solar potential, as well as its energy efficiency goals,” added Brandt. “These are important steps in creating a reliable, cleaner and more efficient energy future for Arizona.”

Excluding results of discontinued operations (primarily related to the Company’s real estate activities and former energy services business), Pinnacle West’s consolidated on-going earnings in the 2011 third quarter were $245.8 million, or $2.24 per diluted share of common stock, compared with on-going earnings of $224.4 million, or $2.06 per share, for the same quarter in 2010.

For the 2011 third quarter, income from discontinued operations was comprised of an after-tax gain of $10 million resulting from Pinnacle West’s sale of APS Energy Services in August 2011. Third-quarter 2010 income from discontinued operations was primarily related to the Company’s discontinued real estate operations. A reconciliation of on-going earnings to net income attributable to common shareholders is provided at the end of this release.

The third-quarter on-going results comparison was positively impacted by the following factors:

•                  Hotter-than-normal weather — particularly in August, which tied the hottest month ever recorded in Arizona — improved the Company’s earnings by $0.10 per share. The average temperature for August was 98.3 degrees. This daily average tied the previous record set in July 2009. Further, the average high temperature in the 2011 third quarter was 106.4 degrees, leading to a total of 1,383 cooling degree-days (a proxy for the effects of weather) — 13 percent more than normal and 6 percent more than the year-ago quarter.

•                  A decrease in operations and maintenance expenses improved earnings by $0.10 per share, due largely to lower employee benefit costs and the timing of planned power plant maintenance. The variance excludes costs associated with renewable energy and energy efficiency programs, which are offset by comparable amounts of operating revenues.

•                  Higher transmission revenues improved earnings by $0.04 per share, primarily because of a retail transmission rate increase implemented in July 2011.

The net effect of other miscellaneous factors decreased earnings by $0.06 per share.

APS, the Company’s principal subsidiary, reported 2011 third-quarter net income attributable to common shareholder of $246.3 million versus earnings of $226.6 million for the comparable 2010 quarter.

2011 Earnings Outlook

The Company expects its 2011 consolidated on-going earnings will be near the top of the range of $2.75 to $2.90 per diluted share.

Key factors and assumptions underlying the outlook remain unchanged, except for the following:

•                  Electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors) of about $2.03 billion to $2.08 billion, which was previously expected to be $2.01 billion to $2.06 billion;

•                  Actual weather for the first nine months of the year and normal weather patterns for remainder of the year; and

•                  Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.32 billion to $1.35 billion, which was previously expected to be $1.33 billion to $1.36 billion.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2011 third-quarter results, as well as recent developments, at 12:00 noon (ET) today, November 1. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Tuesday, November 8, 2011, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering Account number 286, followed by Conference ID number 380937.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.2 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended Sept. 30, 2011		Three Months Ended Sept. 30, 2010
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$255.4	$2.32	$233.9	$2.14
Less adjustments:
Discontinued real estate operations	1.1	0.01	(8.3)	(0.07)
Discontinued energy services business	(10.7)	(0.09)	(1.2)	(0.01)

On-going Earnings	$245.8	$2.24	$224.4	$2.06

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our 2011 earnings outlook.  These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in Part II, Item 1A of the Pinnacle West/APS Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, and September 30, 2011, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook.  Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2011	2010	2011	2010
Operating Revenues
Regulated electricity	$1,124,049	$1,116,211	$2,570,692	$2,527,052
Other revenues	792	499	2,795	4,715
Total	1,124,841	1,116,710	2,573,487	2,531,767

Operating Expenses
Regulated electricity fuel and purchased power	337,896	353,904	793,952	821,244
Operations and maintenance	210,035	219,658	675,654	639,580
Depreciation and amortization	106,350	104,177	319,550	307,806
Taxes other than income taxes	34,223	37,528	112,002	100,933
Other expenses	1,320	1,169	4,536	3,572
Total	689,824	716,436	1,905,694	1,873,135

Operating Income	435,017	400,274	667,793	658,632

Other
Allowance for equity funds used during construction	7,378	5,524	18,697	16,417
Other income	441	4,261	2,630	3,851
Other expense	(3,052)	(3,894)	(7,921)	(8,768)
Total	4,767	5,891	13,406	11,500

Interest Expense
Interest charges	62,034	60,419	183,251	181,937
Allowance for borrowed funds used during construction	(6,939)	(6,163)	(14,371)	(12,254)
Total	55,095	54,256	168,880	169,683

Income From Continuing Operations Before Income Taxes	384,689	351,909	512,319	500,449

Income Taxes	131,416	122,347	176,229	165,882

Income From Continuing Operations	253,273	229,562	336,090	334,567

Income From Discontinued Operations
Net of Income Taxes	9,512	9,477	10,860	23,141

Net Income	262,785	239,039	346,950	357,708

Less: Net income attributable to noncontrolling interests	7,426	5,119	20,041	15,005

Net Income Attributable To Common Shareholders	$255,359	$233,920	$326,909	$342,703

Weighted-Average Common Shares Outstanding - Basic	109,128	108,632	109,003	105,846

Weighted-Average Common Shares Outstanding - Diluted	109,861	109,094	109,683	106,318

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$2.25	$2.07	$2.90	$3.02
Net income attributable to common shareholders - basic	$2.34	$2.15	$3.00	$3.24
Income from continuing operations attributable to common shareholders - diluted	$2.24	$2.06	$2.88	$3.01
Net income attributable to common shareholders - diluted	$2.32	$2.14	$2.98	$3.22

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$245,838	$224,434	$316,001	$319,533
Discontinued operations, net of tax	9,521	9,486	10,908	23,170
Net income attributable to common shareholders	$255,359	$233,920	$326,909	$342,703